 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2024

KATAPULT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39116	84-2704291
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5360 Legacy Drive, Building 2 Plano, TX	75024
(Address of principal executive offices)	(Zip Code)

(833) 528-2785
(Registrant’s telephone number, including area code:)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	KPLT	The Nasdaq Stock Market LLC
Redeemable Warrants	KPLTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2024, Kaitlin A. Folan, age 41, accepted an offer from Katapult Holdings, Inc. (the “Company”) to join as the Company’s Chief Accounting Officer, effective as of July 22, 2024. In connection with Ms. Folan’s acceptance, Mr. Arthur Goss, the interim Chief Accounting Officer will continue in his role as Vice President, Internal Audit.

Prior to joining the Company, Ms. Folan most recently served as Vice President, Financial Accounting of BJ’s Wholesale Club, an operator of a membership warehouse club, from April 2021 until July 2024 and, prior to that, as Managing Director and various other roles at PricewaterhouseCoopers, LLP, from October 2012 until April 2021. Ms. Folan is a certified public accountant and received her bachelor’s degree and Master of Business Administration from Bentley University.

On July 15, 2024, Ms. Folan accepted the Company’s offer letter (the “Offer Letter”) in connection with her appointment as Chief Accounting Officer of the Company. Pursuant to the Offer Letter, while employed as Chief Accounting Officer, Ms. Folan will be eligible for the following compensation and benefits: (1) an annual base salary of $345,000, (2) a target annual incentive opportunity under the Company’s incentive compensation plan equal to 40% of her annual base salary, (3) subject to Board approval, promptly following her start date, a one-time award of 10,000 restricted stock units, vesting 33.3% on the first anniversary of the grant date and thereafter in eight substantially equal quarterly installments over the next two years, subject to her continued employment with the Company, (4) a one-time cash sign-on bonus in the amount of $50,000, which will be paid in equal installments, 50% within 30 days from her start date and 50% in the second quarter of 2025, provided she is an employee at that time, and (5) participation in the Company’s health, welfare and retirement benefit programs as in effect from time to time. As a condition to her employment, Ms. Folan will become a party to an Employee Confidentiality and Assignment Agreement in the form attached to the Offer Letter, which restricts her from disclosing the Company’s proprietary information, soliciting the Company’s employees and soliciting the Company’s customers or suppliers while employed and during the twelve months thereafter. In addition, upon her start date, Ms. Folan will also become a party to the Company’s standard indemnification agreement for executive officers and directors.

Ms. Folan has not previously held any position or office with the Company. Ms. Folan was not appointed to serve as Chief Accounting Officer pursuant to any arrangements or understandings with the Company (other than the Offer Letter) or with any other person. There are no family relationships between Ms. Folan and any director or executive officer of the Company, and there are no related party transactions between Ms. Folan and the Company that would require disclosure under Item 404(a) of Regulation S-K.

At the time of this report, the Company has not entered into any compensation arrangements with Mr. Goss in connection with his ongoing role as Vice President, Internal Audit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 18, 2024	/s/ Orlando Zayas
		Name:	Orlando Zayas
		Title:	Chief Executive Officer